Exhibit 99.1

SBD International, Inc  Affiliate announces Joint Venture for the development of 49 acre property

MIAMI, February 07, 2007 () -- Management of SBD International Inc. (OTCBB :SBDN), a construction and real estate development company, announced that its affiliate SiteWorks Building & Development LLC  has executed a joint Venture agreement with property owner Owen Baynard for the development of a 49 acre property in Chiefland, Florida

Terms of the agreement indicate that the property owner, Owen Bayard  will contribute the property to the joint venture and SBD LLC will manage the design, construction and marketing for the project.

CEO C. Michael Nurse stated, “The property has been approved for subdivision into approximately 247 lots. Current plans call for the construction of affordable housing which the area desperately needs. By affordable, we mean the houses will sell for less than $200,000.This represents a major project for the company and we expect to have the design work started in February. Sales will commence after we get an approval from the Water management district.”

SBD International, Inc., parent company to SiteWorks Building & Development LLC, is a Nevada based general contracting and real estate development company, engaged in commercial and residential construction, real estate development, general contracting and preconstruction planning, and construction management services on a global basis.  We currently manage projects in West Palm Beach and Miami Florida and we are in the initial stages of developing projects in Thailand and other overseas markets.

SiteWorks Building & Development LLC is a Florida company engaged in the business of total site and built environment solutions. The company’s core business is the construction of semi custom housing developments condo conversions, and middle-income multifamily buildings. SiteWorks, Inc. also performs construction management and general construction services. Other services provided include the marketing and distribution of innovative construction related and other technology products.

This press release contains “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). All statements that are included in this press release other than statements of historical fact are “forward-looking” statements. Although SiteWorks believes that the expectations reflecting in these forward-looking statements are reasonable, it can give no assurance that such expectations will materialize. Important factors could cause actual results to differ materially from the expectations as disclosed herein, including without limitation, in conjunction with these forward-looking statements contained in this press release.

SOURCE: SBD International Inc

CONTACT:	SBD International Inc
C. Nurse, 954 489 2961
http://www.mysiteworks.net
cnurse@mysiteworks.net